State of Delaware
Secretary of State
Division of Corporations
Delivered 02:00 PM 07/15/2016
FILED 02:02 PM 07/15/2016
SR 20164946914 - File Number 5493825

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

HUMAN BRANDS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. That the name of the corporation is: Human Brands, Inc.

2. That a Certificate of Amendment of Certificate of Incorporation was filed by the Secretary of State of Delaware on February 2, 2015 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of Delaware.

3. That the inaccuracy or defect of said Certificate is: Said Certificate was inadvertently filed and should not have been filed because it was not authorized by the Board of Directors, and the Directors of said corporation now wish to render the Certificate null and void.

4. The Certificate of Amendment filed on February 2, 2015 should be rendered null and void.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be executed this Fifteenth Day of July, A.D. 2016.

By: *_/s/ Maurice Masters_*
Name: _Maurice Masters_
Title: _President & Director_